As filed with the Securities and Exchange Commission on June 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ernexa Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	31-1103425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1035 Cambridge Street, Suite 18A
Cambridge, MA 02141	02141
(Address of Principal Executive Offices)	(Zip Code)

RESTATED 2020 STOCK INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Sanjeev Luther, President and Chief Executive Officer

Ernexa Therapeutics Inc.

1035 Cambridge Street, Suite 18A Cambridge, MA 02141

(Name and address of agent of service)

(617) 798-6700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Ernexa Therapeutics Inc. Restated 2020 Stock Incentive Plan

This registration statement registers 2,569,292 additional shares of common stock, par value $0.005 per share (the “Common Stock”) of Ernexa Therapeutics Inc. (the “Registrant”) under the Registrant’s Restated 2020 Stock Incentive Plan, as amended (the “Plan”), which were added to the shares authorized for issuance under the Plan as of January 1, 2025 pursuant to an “evergreen” provision.

The contents of the previous Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) for the Plan on June 3, 2021 (File No. 333-256760), October 12, 2021 (File No. 333-260200) and January 16, 2024 (File No. 333-276521), to the extent not otherwise amended or superseded by the contents hereof, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 12, 2025;

(b) the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2025;

(c) the Registrant’s Current Reports on Form 8-K, filed with the SEC on January 3, 2025, January 10, 2025, February 13, 2025, March 12, 2025, March 24, 2025, March 26, 2025, April 3, 2025, June 2, 2025 and June 9, 2025;

(d) The description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on November 18, 2021.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K and exhibits furnished on such form that relate to such items unless such form expressly provides to the contrary) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that, to the extent permitted by law, no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, subject to the exceptions referenced in DGCL Section 102.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our restated certificate of incorporation provides that we will indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Where required by law, the indemnification provided for shall be made only as authorized in the specific case upon a determination in the manner provided by law, that indemnification of the director, officer, employee or agent is proper under the circumstances. We may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the full extent permitted by law, the indemnification provided shall include expenses (including attorneys’ fees) in any action, suit or proceeding, or in connection with any appeal therein, judgments, fines and amounts paid in settlement, and in the manner provided by law any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding. The indemnification described herein does not limit our right to indemnify any other person for any such expense to the full extent permitted by law, nor is it exclusive of any other rights to which any person seeking indemnification from us may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

The board of directors has approved a form of indemnification agreement that has been executed by each of our directors and executive officers. In general, these agreements each provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer. We also maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit		Filed	Incorporated by Reference herein from Form or	Filing	SEC File/
Number	Exhibit Description	Herewith	Schedule	Date	Reg. Number

5.1	Opinion of Sichenzia Ross Ference Carmel LLP	X

10.1	Ernexa Therapeutics Inc. Restated 2020 Stock Incentive Plan.		Form 8-K (Exhibit 99.1)	09/13/2021	001-11460

23.1	Consent of Sichenzia Ross Ference Carmel LLP (included in opinion of counsel filed Exhibit 5.1).	X

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.	X

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).	X

107	Filing Fee Table.	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on June 11, 2025.

ERNEXA THERAPEUTICS INC.

By:	/s/ Sanjeev Luther
Sanjeev Luther
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Sanjeev Luther and Sandra Gurrola, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Ernexa Therapeutics Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sanjeev Luther	President, Chief Executive Officer and Director	June 11, 2025
Sanjeev Luther	(Principal Executive Officer)

/s/ Sandra Gurrola	Senior Vice President, Finance	June 11, 2025
Sandra Gurrola	(Principal Financial and Accounting Officer)

/s/ James Bristol	Director	June 11, 2025
James Bristol

/s/ Peter Cicala	Director	June 11, 2025
Peter Cicala

/s/ Dr. Elena Ratner	Director	June 11, 2025
Dr. Elena Ratner

/s/ William Wexler	Director	June 11, 2025
William Wexler